Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

FOURTH QUARTER AND YEAR-END 2004 RESULTS

Quarterly Revenue Up 24% Year-over-Year

and Up 19% from the Previous Quarter

Spokane, WA—August 24, 2004—Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter and fiscal year ended July 3, 2004.

For the fourth quarter of fiscal 2004, Key Tronic reported total revenue of $44.4 million, up 19% from $37.3 million in the previous quarter and up 24% from $35.7 million for the fourth quarter of fiscal 2003. For fiscal 2004, total revenue was $148.9 million, up 14% from $130.9 million in fiscal 2003. Net income for the fourth quarter of fiscal 2004 was $265,000 or $0.03 per share, compared to $112,000 or $0.01 per share in the previous period and $551,000 or $0.06 per share for the fourth quarter of fiscal 2003.

“We are pleased with our continued revenue growth in the fourth quarter, a result of the solid execution of our growth strategy throughout fiscal 2004,” said Jack Oehlke, President and Chief Executive Officer. “During the year, we achieved our strategic goals of diversifying our customer base, penetrating deeper into existing customer accounts, increasing our revenues, expanding our capacity, controlling our costs and returning to profitability. Our strong growth in the fourth quarter was primarily driven by increased production on programs for established customers involving consumer products, gaming technology and specialty printer accessories.”

“The trend towards outsourcing continues to strengthen demand for EMS services worldwide and for our exceptional range of capabilities. Moving into fiscal 2005, we believe our sustained investments in our facilities in both Mexico and China have given us the production capacity and logistical advantages to help us continue to win new business. In the first quarter of fiscal 2005, we expect sequential revenue growth in the range of 5% to 15% and earnings in the range of $0.03 to $0.06 per share. We are pleased with our progress and excited about the opportunities ahead.”

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-218-8862 or +1 303-262-2131. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11004238). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, Ireland and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2005. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; technology advances; changes in pricing policies by the Company, its competitors or customers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarters Ended		Twelve Months Ended
	July 3 2004	June 28 2003	July 3 2004	June 28 2003
Net sales	$44,366	$35,664	$148,901	$130,894
Cost of sales	40,807	31,473	135,664	115,936

Gross profit on sales	3,559	4,191	13,237	14,958

Operating expenses:
Research, development and engineering	657	704	2,583	2,913
Selling	555	682	1,900	2,250
General and administrative	1,697	1,758	6,965	7,183

Total operating expenses	2,909	3,144	11,448	12,346

Operating income	650	1,047	1,789	2,612

Interest expense	296	266	1,091	1,026
Litigation settlement	—	—	—	(12,186)
Other (income) expense	—	(1)	(23)	(237)

Income before income taxes	354	782	721	14,009
Income tax provision	89	231	611	600

Net income	$265	$551	$110	$13,409

Earnings per share:

Earnings per common share - basic and diluted	$0.03	$0.06	$0.01	$1.39
Weighted average shares O/S - basic	9,675	9,673	9,673	9,673
Weighted average shares O/S - diluted	10,007	9,714	9,793	9,673

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 3 2004	June 28 2003
ASSETS
Current Assets:
Cash and cash equivalents	$600	$956
Trade receivables - net	24,439	17,078
Inventories	27,848	24,151
Other	1,833	2,050

Total current assets	54,720	44,235

Property, plant and equipment, net	11,131	11,982

Other Assets:
Restricted cash	705	1,142
Other - net	617	1,001
Goodwill - net	765	765

Total other assets	2,087	2,908

Total Assets	$67,938	$59,125

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long term obligations	$606	$730
Accounts payable	24,354	13,145
Accrued compensation and vacation	4,015	4,213
Litigation settlement	925	1,124
Other	1,352	3,240

Total current liabilities	31,252	22,452

Long-Term Liabilities:
Revolving loan	10,851	9,864
Litigation settlement	1,536	2,593
Other	1,065	1,096

Total long-term liabilities	13,452	13,553

Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 9,676 and 9,673 shares	38,397	38,393
Retained deficit	(15,163)	(15,273)

Total shareholders’ equity	23,234	23,120

Total Liabilities and Shareholders’ Equity	$67,938	$59,125